Exhibit 8.1

LIST OF SUBSIDIARIES OF ATENTO S.A.

Name	Registered address
Atento Luxco Midco, S.à.r.l.	Luxembourg
Atento Luxco 1 S.A.	Luxembourg
Atalaya Luxco 2. S.à.r.l.	Luxembourg
Atalaya Luxco 3. S.à.r.l.	Luxembourg
Atento Argentina. S.A	Buenos Aires (Argentina)
Global Rossolimo. S.L.U	Madrid (Spain)
Atento Spain Holdco. S.L.U	Madrid (Spain)
Atento Spain Holdco 6. S.L.U	Madrid (Spain)
Atento Spain Holdco 2. S.A.U	Madrid (Spain)
Atento Teleservicios España. S.A.U	Madrid (Spain)
Atento Servicios Técnicos y Consultoría S.A.U	Madrid (Spain)
Atento Impulsa. S.A.U	Barcelona (Spain)
Atento Servicios Auxiliares de Contact Center. S.A.U	Madrid (Spain)
Atento B V	Amsterdam (Netherlands)
Teleatento del Perú. S.A.C	Lima (Peru)
Woknal. S.A.	Montevideo (Uruguay)
Atento Colombia. S.A.	Bogotá DC (Colombia)
Atento Holding Chile. S.A.	Santiago de Chile (Chile)
Atento Chile. S.A.	Santiago de Chile (Chile)
Atento Educación Limitada	Santiago de Chile (Chile)
Atento Centro de Formación Técnica Limitada	Santiago de Chile (Chile)
Atento Spain Holdco 4. S.A.U	Madrid (Spain)
Atento Brasil. S.A	São Paulo (Brazil)
R Brasil Soluções S.A.	São Paulo (Brazil)
Atento Spain Holdco 5. S.L.U	Madrid (Spain)
Atento Mexico Holdco S. de R.L. de C.V.	Mexico
Atento Puerto Rico. Inc.	Guaynabo (Puerto Rico)
Contact US Teleservices Inc.	Houston, Texas (USA)
Atento Panamá. S.A.	Panama City
Atento Atención y Servicios. S.A. de C.V.	Mexico City (Mexico)
Atento Servicios. S.A. de C.V.	Mexico City (Mexico)
Atento Centroamérica. S.A.	Guatemala (Guatemala)
Atento de Guatemala. S.A.	Guatemala (Guatemala)
Atento El Salvador. S.A. de C.V.	City of San Salvador (El Salvador)
Atento Nicaragua S.A.	Nicaragua
Atento Costa Rica S.A.	Costa Rica
Interservicer - Serviços de BPO Ltda.	São Paulo (Brasil)
Interfile Serviços de BPO Ltda.	São Paulo (Brasil)
Nova Interfile e Holding Ltda.	São Paulo (Brasil)